Exhibit 99.1
Investor and Media Contact:
Michelle Edwards, Investor Relations
medwards@oxigene.com
415-315-9413
OXiGENE Updates Progress and Reports Third Quarter 2008 Financial Results
WALTHAM, MA — November 5, 2008 — OXiGENE, Inc. (NASDAQ: OXGN, XSSE: OXGN), a clinical-stage, biopharmaceutical company developing novel therapeutics to treat cancer and eye diseases, reported financial results for the quarter ended September 30, 2008 and presented an update on recent clinical and corporate progress.
“OXiGENE today is a leader in the field of vascular disrupting agents, an important new class of therapeutics that is enjoying increasing scientific and clinical validation,” commented John Kollins, OXiGENE CEO.  “Our drug candidates, ZYBRESTAT™ and OXi4503, continue to show positive results across a range of tumor types, and we anticipate a number of important value-drivers over the coming months. Our continued progress is attracting significant industry attention, as evidenced by our recently announced strategic collaboration with Symphony Capital. I believe that we have all the necessary ingredients for success at OXiGENE: talented people, a high-potential pipeline, sufficient capital to provide us with a reasonable operating runway, well-conceived strategies for developing and monetizing our product candidates and the focus necessary to execute on these strategies.”
Third Quarter 2008 Highlights
•	In October, the Company announced a $40.0 million strategic collaboration with Symphony Capital Partners, L.P. Under the terms of the collaboration, Symphony has agreed to provide up to $40 million in funding to advance OXiGENE’s pipeline. The $40 million funding commitment includes a $15.0 million equity investment in OXiGENE at price of $1.11 per share, the closing market price as of the transaction date; an initial $15.0 million investment in Symphony ViDA, Inc., a newly-created company established to fund and advance the development of ZYBRESTAT for ophthalmology and OXi4503; and a commitment to provide up to $10 million in additional funding to Symphony-ViDA.

Per the terms of the collaboration, Symphony purchased an initial 2.2 million shares of OXiGENE common stock at a price of $1.11 per share. Subject to shareholder approval at the upcoming special meeting of stockholders to be held on December 9, 2008, Symphony has agreed to exercise the warrant it holds covering an additional 11.3 million shares of OXiGENE common stock and purchase all shares covered by the warrant at a price of $1.11 per share.

•	In October, OXiGENE’s Board of Directors appointed John Kollins as Chief Executive Officer and Director.
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3Q, 2008 OXGN Results
November 5, 2008

•	The Company reported positive data from a Phase II trial of ZYBRESTAT in women with platinum-resistant ovarian cancer at the 12th Biennial meeting of the International Gynecological Cancer Society in Bangkok. The interim results of the ongoing, single-arm, Simon two-stage design study evaluating the combination of ZYBRESTAT and chemotherapy (carboplatin and paclitaxel), showed that 10 of 34 (29%) patients achieved a partial response, with an additional unconfirmed partial response and 9 patients with stable disease. The combination appeared to be safe and well-tolerated.

•	The Company’s key drug development programs continued to advance at an accelerating rate. Key upcoming milestones are as follows:
▪	The Company expects to reach the planned interim analysis in the ZYBRESTAT pivotal trial for Anaplastic Thyroid Cancer, now referred to as the FACT trial, in the first half of 2010 and, if the study is not stopped early for overwhelming efficacy at the interim analysis, complete patient enrollment in 2010;

▪	Interim data from the ZYBRESTAT Phase 2 study in Non-small Cell Lung Cancer, now referred to as the FALCON trial, is expected in 2009, with final data to follow in 2010;

▪	The Company expects to report final data from its investigator sponsored Phase 2 study of ZYBRESTAT in women with platinum-resistant ovarian cancer in mid-2009;

▪	The Company expects to initiate two Phase 1b/2a studies in acute myeloid leukemia and liver tumors with OXi4503 by the first half of 2009 and to report initial results from these studies in the first part of 2010;

▪	In support of its objective to develop a topical formulation of ZYBRESTAT for ophthalmological diseases and conditions, the Company expects to initiate by mid-2009 one or two Phase 2 proof-of-mechanism studies with ZYBRESTAT, administered intravenously, to patients with age-related macular degeneration and/or similar diseases, with initial results to be reported by mid-2010.
Financial Results
The Company reported a net loss for the third quarter of 2008 of $7.1 million, or $0.25 per share, compared with a net loss of $5.3 million, or $0.19 per share, for the same period in 2007.
For the nine-month period ended September 30, 2008, the net loss was $19.6 million, or $0.69 per share, compared to a net loss of $14.6 million, or $0.52 per share, for the comparable period in 2007.
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3Q, 2008 OXGN Results
November 5, 2008

The increase in loss for both the three and nine month periods was driven primarily by a higher level of clinical development activities, including the continued enrollment of both the ZYBRESTAT™ (fosbretabulin) pivotal registration trial in anaplastic thyroid cancer (ATC) and the Phase II trial of ZYBRESTAT in combination with standard chemotherapy and bevacizumab for the treatment of non-small cell lung cancer (NSCLC), as well as the management of other ongoing clinical trials and drug development activities.
At September 30, 2008, OXiGENE had cash, cash equivalents and marketable securities of approximately $11.1 million compared with approximately $28.4 million on December 31, 2007. In October 2008, OXiGENE closed on the initial funding of the Symphony transaction, receiving approximately $2.5 million. With the expected exercise by Symphony of the warrant it holds for 11.3 million shares of the Company’s common stock in December 2008, the Company will receive approximately $12.5 million. This, together with Symphony’s initial funding of Symphony ViDA with $15.0 million, as well as Symphony’s commitment to provide up to $10.0 million in additional funding to Symphony ViDA, brings the total amount of committed capital available to fund further development of OXiGENE’s product candidates to approximately $50.0 million.
Conference Call Today
Members of OXiGENE’s management team will review third quarter results via a webcast and conference call today at 2:00 p.m. EDT (11:00 a.m. PDT). OXiGENE’s conference call can be heard live by dialing (866) 564-7442 in the United States and Canada, and (719) 234-0008 for international callers, five minutes prior to the beginning of the call. To listen to a live or an archived version of the audio webcast, please log on to the Company’s website, www.oxigene.com. Under the “Investor Center” tab, select the link to “Presentations & Conference Calls.”
A replay of the conference call will be available starting at 5:00 p.m., EDT (2:00 p.m., PDT) on November 5, 2008 and ending at 5:00 p.m. EDT (2:00 p.m., PDT) on Wednesday, November 12, 2008. To access the replay, please dial (888) 203-1112 if calling from the United States or Canada, or (719) 457-0820 from international locations. Please refer to replay pass code 3419244.
About ZYBRESTAT (fosbretabulin)
ZYBRESTAT is currently being evaluated in a pivotal registration study in ATC under a Special Protocol Assessment agreement with the U.S. Food and Drug Administration (FDA). OXiGENE believes that ZYBRESTAT is poised to become the first therapeutic product in a novel class of small-molecule drug candidates called vascular disrupting agents (VDAs). Through interaction with vascular endothelial cell cytoskeletal proteins, ZYBRESTAT selectively targets and collapses tumor vasculature, thereby depriving the tumor of oxygen and causing death of tumor cells. In clinical studies in solid tumors, ZYBRESTAT has demonstrated potent and selective activity against tumor vasculature, as well as clinical activity against ATC, ovarian cancer, and various other solid tumors.
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3Q, 2008 OXGN Results
November 5, 2008

In clinical studies in patients with forms of macular degeneration, intravenously-administered ZYBRESTAT has demonstrated clinical activity, and the Company is working to develop a convenient and patient-friendly topical formulation of ZYBRESTAT for ophthalmological indications.
About OXi4503
OXi4503 (combretastatin A1 di-phosphate / CA1P) is a dual-mechanism VDA that is being developed in clinical studies for the treatment of solid and liquid tumors. Like its structural analog, ZYBRESTAT(TM) (fosbretabulin / CA4P), OXi4503 has been observed to block and destroy tumor vasculature, resulting in extensive tumor cell death and necrosis. In addition, preclinical data indicates that OXi4503 is metabolized by oxidative enzymes (e.g., tyrosinase and peroxidases), which are elevated in many solid tumors and tumor white blood cell infiltrates, to an orthoquinone chemical species that has direct cytotoxic effects on tumor cells. Preclinical studies have shown that OXi4503 has (i) single-agent activity against a range of xenograft tumor models; and (ii) synergistic or additive effects when incorporated in various combination regimens with chemotherapy, molecularly-targeted therapies (including tumor-angiogenesis inhibitors), and radiation therapy. OXi4503 is currently being evaluated as a monotherapy in a Phase I dose-escalation clinical trial in patients with advanced solid tumors.
About OXiGENE
OXiGENE is a clinical-stage biopharmaceutical company developing novel therapeutics to treat cancer and eye diseases. The company’s major focus is developing VDAs that selectively disrupt abnormal blood vessels associated with solid tumor progression and visual impairment. OXiGENE is dedicated to leveraging its intellectual property and therapeutic development expertise to bring life-extending and -enhancing medicines to patients.
Safe Harbor Statement
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Any or all of the forward-looking statements in this press release may turn out to be wrong. Forward-looking statements can be affected by inaccurate assumptions OXiGENE might make or by known or unknown risks and uncertainties, including, but not limited to, enrollment rate for patients in the ZYBRESTAT pivotal trial for anaplastic thyroid cancer, timing for an interim analysis of the same, timing of the development of a topical formulation of ZYBRESTAT, timing of a Phase 2 clinical trial of ZYBRESTAT and bevacizumab in NSCLC, timing of a Phase 2 clinical trial of ZYBRESTAT in platinum-resistant ovarian cancer, timing or execution of a strategic collaboration on any product or indication, and cash utilization rates for 2008. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is

3Q, 2008 OXGN Results
November 5, 2008

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contained in OXiGENE’s reports to the Securities and Exchange Commission, including OXiGENE’s reports on Form 10-K, 10-Q and 8-K. However, OXiGENE undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise. Please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2007.
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3Q, 2008 OXGN Results
November 5, 2008

OXiGENE, Inc.
Condensed Balance Sheets
(All amounts in 000’s)
(Unaudited)

	September 30,	December 31,
	2008	2007
Assets

Cash, cash equivalents and marketable securities	$11,085	$28,438
Licensing agreement	606	679
Other assets	1,420	947

Total assets	$13,111	$30,064

Liabilities and stockholders’ equity

Accounts payable and accrued liabilities	$6,095	$5,207
Total stockholders’ equity	7,016	24,857

Total liabilities and stockholders’ equity	$13,111	$30,064

3Q, 2008 OXGN Results
November 5, 2008

OXiGENE, Inc.
Condensed Statements of Operations
(All amounts in 000’s except per share amounts)
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2008	2007	2008	2007
License revenue	$13	$—	$13	$7

Costs and expenses:

Research and development	5,004	3,745	13,869	9,636
General and administrative	2,234	1,984	6,304	6,488

Total costs and expenses:	7,238	5,729	20,173	16,124

Operating loss	(7,225)	(5,729)	(20,160)	(16,117)

Investment income	102	467	546	1,562
Other (expense) income, net	15	(13)	13	(37)

Net loss	$(7,108)	$(5,275)	$(19,601)	$(14,592)

Basic and diluted net loss per common share	$(0.25)	$(0.19)	$(0.69)	$(0.52)

Weighted average number of common shares outstanding	28,816	27,938	28,374	27,896